                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            MotherNature.com, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         not applicable
     -------------------------------------------------------------------------



     (2) Aggregate number of securities to which transaction applies:

         not applicable
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         not applicable
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         $15,800,000
     -------------------------------------------------------------------------


     (5) Total fee paid:

         $3,160
     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         not applicable
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

         not applicable
     -------------------------------------------------------------------------


     (3) Filing Party:

         not applicable
     -------------------------------------------------------------------------


     (4) Date Filed:

         not applicable
     -------------------------------------------------------------------------

                            MOTHERNATURE.COM, INC.
                               One Concord Farms
                               490 Virginia Road
                               Concord, MA 01742

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        To be held on November 30, 2000

TO THE STOCKHOLDERS OF
MOTHERNATURE.COM, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of MotherNature.com, Inc., a Delaware corporation (the "Company" or
"MotherNature"), will be held on Thursday, November 30, 2000, at 9:30 a.m. Boston time, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, to consider and vote upon the following proposals:

    1. To approve the Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of Exhibit A attached to the accompanying Proxy Statement.

    2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Only stockholders of record at the close of business on October 30, 2000, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/ Michael L. Bayer

                                          Michael L. Bayer
                                          Chief Financial Officer, Treasurer
                                           and Secretary

Concord, Massachusetts
November 8, 2000


 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR OTHERWISE PROVIDE YOUR PROXY BY TELEPHONE OR THE INTERNET.

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSAL

Q: WHAT WILL BE VOTED ON AT THE SPECIAL MEETING?

A: The proposal to be voted on at the Special Meeting is whether to approve a Plan of Complete Liquidation and Dissolution attached as Exhibit A (the "Plan").

Q: WHAT WILL HAPPEN IF THE PLAN IS APPROVED?

A: If the Plan is approved, we will liquidate our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds.

Q: WHEN WILL THE STOCKHOLDERS RECEIVE ANY PAYMENT FROM THE LIQUIDATION OF THE
   COMPANY?

A: We anticipate that an initial distribution of liquidation proceeds will be made to the stockholders on or around December 28, 2000. Thereafter, as we liquidate our remaining assets and properties we will distribute available liquidation proceeds to stockholders as the Board of Directors deems appropriate. We anticipate that the majority of the remaining liquidation proceeds will be distributed over a period of 3 years.

Q: WHAT IS THE AMOUNT OF THE PAYMENT THAT STOCKHOLDERS WILL RECEIVE FROM THE
   LIQUIDATION OF THE COMPANY?

A: Because of the uncertainties as to the precise net realizable value of our assets and the ultimate settlement amount of our liabilities, it is impossible to predict with certainty the aggregate net values which will ultimately be distributed to our stockholders. However, based upon information presently available to us, we believe our stockholders could, over time, receive proceeds from a liquidation of approximately $1.00 per common share with the initial distribution of liquidation proceeds approximating $0.85 per common share.

Q: WHAT DO THE COMPANY STOCKHOLDERS NEED TO DO NOW?

A: After carefully reading and considering the information contained in this Proxy Statement, each MotherNature stockholder should complete and sign his or her proxy and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable MotherNature to conduct business at the meeting.

Q: CAN THE COMPANY STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED THEIR
   SIGNED PROXIES?

A: Yes. A stockholder can change his or her vote any time before proxies are voted at the meeting. Each stockholder can change his or her vote in one of three ways. First, a stockholder can send a written notice to our Secretary, Michael Bayer, at our executive offices, stating that he or she would like to revoke his or her proxy. Second, a stockholder can complete and submit a new proxy. If a stockholder chooses either of these two methods, he or she must submit the notice of revocation or the new proxy to the Company. Third, a stockholder can attend the meeting and vote in person.

Q: IF THE COMPANY SHARES ARE HELD IN "STREET NAME" BY A STOCKHOLDER'S BROKER,
   WILL THE BROKER VOTE THESE SHARES ON BEHALF OF THE STOCKHOLDER?

A: A broker will vote Company shares only if the holder of these shares provides the broker with instructions on how to vote. Stockholders should follow the directions provided by their brokers regarding how to instruct brokers to vote the shares.

Q: CAN I STILL SELL MY SHARES OF COMPANY COMMON STOCK?

A: If the Plan is approved by the stockholders, it is likely that we will not be able to maintain compliance with Nasdaq's listing requirements or that Nasdaq will take action to delist our securities from their National Market System. If our Common Stock is delisted from Nasdaq, trading, if any, would thereafter be conducted on the over-the-counter market in the so-called "pink sheets" or on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. Consequently, stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Common Stock. In addition, it is likely that we will close our stock transfer books and restrict transfers of our Common Stock after filing the Certificate of Dissolution with the State of Delaware.

Q: WHO CAN HELP ANSWER QUESTIONS?

A: If you have any additional questions about the proposed Plan or if you need additional copies of this Proxy Statement or any public filings referred to in this Proxy Statement, you should contact: Michael Bayer, Chief Financial Officer at (978) 929-2000. Our public filings can also be accessed at the SEC's web site at www.sec.gov.

                            MOTHERNATURE.COM, INC.
                               One Concord Farms
                               490 Virginia Road
                               Concord, MA 01742

                               ----------------

                                PROXY STATEMENT

                               ----------------

             For the Special Meeting of Stockholders to be held on
                               November 30, 2000

  Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of MotherNature.com, Inc. (the "Company" or "MotherNature") for use at the Special Meeting of Stockholders of the Company to be held on Thursday, November 30, 2000 at 9:30 a.m. Boston time, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, and any adjournments thereof (the "Special Meeting").

  Only stockholders of record as of October 30, 2000 (the "Record Date") will be entitled to vote at the Special Meeting. As of that date, there were 15,151,330 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised, or by voting in person at the Special Meeting. If a stockholder is not attending the Special Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Special Meeting.

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. The matter being submitted to stockholders requires the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the Special Meeting. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions are included in the number of shares present or represented and voting on the proposal, and, therefore, will have the effect of a negative vote.

  At the Special Meeting, a proposal to approve a plan of complete liquidation and dissolution of the Company will be subject to the vote of stockholders. The Board of Directors of the Company knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have the effect of a vote against the proposal to approve the plan of complete liquidation and dissolution and any other matter requiring the affirmative vote of a certain percentage of shares outstanding.

                            SECURITIES OWNERSHIP OF
                     MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of October 19, 2000, certain information regarding the beneficial ownership of the Company's Common Stock by: (i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, (ii) each Director of the Company, (iii) each Named Executive Officer (as defined in the Securities Act of 1933) and (iv) all current directors and executive officers as a group:

                                                          Number of   Percentage
                                                            Shares    of Shares
                                                         Beneficially of Common
Name and Address of Beneficial Owner                       Owned(1)    Stock(2)
------------------------------------                     ------------ ----------
Michael I. Barach(3)....................................   412,018       2.7%
 President and Director
 c/o MotherNature.com, Inc.
 One Concord Farms
 490 Virginia Road
 Concord, MA 01742

Michael L. Bayer(4).....................................   212,040       1.4%
 Chief Financial Officer, Treasurer and Secretary
 c/o MotherNature.com, Inc.
 One Concord Farms
 490 Virginia Road
 Concord, MA 01742

Donald J. Pettini(5)....................................   167,226       1.1%
 Chief Technology Officer
 c/o MotherNature.com, Inc.
 One Concord Farms
 490 Virginia Road
 Concord, MA 01742

Sharon L. Rice(6).......................................       --          *
 Former Vice President of Brand Marketing
 c/o MotherNature.com, Inc.
 One Concord Farms
 490 Virginia Road
 Concord, MA 01742

Jeffrey A. Steinberg(7).................................    55,143         *
 Former Chief Marketing Officer
 c/o MotherNature.com, Inc.
 One Concord Farms
 490 Virginia Road
 Concord, MA 01742

John G. Berylson(8).....................................   678,589       4.5%
 Director
 c/o GCC Investments, Inc.
 1300 Boylston Street
 Chestnut Hill, MA 02467

                                                         Number of   Percentage
                                                           Shares    of Shares
                                                        Beneficially of Common
Name and Address of Beneficial Owner                      Owned(1)    Stock(2)
------------------------------------                    ------------ ----------
Keith M. Kerman(9).....................................  1,245,319       8.2%
 Director
 c/o Morgenthaler Venture Partners
 Teminal Tower
 50 Public Square, Suite 2700
 Cleveland, OH 44113

Brent R. Knudsen(10)...................................      3,000         *
 Director
 c/o North Castle Partners
 60 Arch Street
 Greenwich, CT 06830

Marc D. Poirier(11)....................................  1,245,319       8.2%
 Director
 c/o CMG@Ventures II, LLC
 100 Brickstone Square
 Andover, MA 01810

CMG@Ventures II, LLC(12)...............................  1,245,319       8.2%
 c/o CMGI, Inc.
 100 Brickstone Square
 Andover, MA 01810

Morgenthaler Venture Partners(13)......................  1,245,319       8.2%
 50 Public Square, Suite 2700
 Cleveland, OH 44113

Bessemer Venture Entities(14)..........................  1,245,321       8.2%
 83 Walnut Street
 Wellesley, MA 02481

Rodale Inc.(15)........................................    974,044       6.4%
 33 East Minor Street
 Emmaus, PA 18098

All current executive officers and directors as a        4,018,654      25.3%
 group.................................................
 (7 persons)(16)

--------
  * Indicates less than 1%
 (1) Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock owned based upon information provided to the Company by the directors, executive officers and principal stockholders of the Company.
 (2) The number of shares of Common Stock deemed outstanding for this calculation includes (i) 15,151,330 shares of Common Stock outstanding as of October 19, 2000 and (ii) with respect to each individual or entity, as applicable, stock options and warrants to purchase shares of Common Stock which are currently exercisable or will become exercisable within 60 days of October 19, 2000 by the individual or entity in question, including options which will become exercisable due to the Board of Directors' action to accelerate the vesting of all outstanding stock options in connection with the Plan. See "Possible Effects of the Approval of the Plan Upon Directors and Officers."
 (3) Includes 8,645 shares issuable upon exercise of a warrant held by Mr. Barach and 326,409 shares deemed to be beneficially owned by Mr. Barach pursuant to options exercisable within 60 days of October 19,

    2000, including options which will become exercisable due to the Board of Directors' action to accelerate the vesting of all outstanding stock options in connection with the Plan. See "Possible Effects of the Approval of the Plan Upon Directors and Officers."
 (4) Includes 1,000 shares held by Mr. Bayer as custodian for each of his two sons under the Uniform Gifts to Minors Act and 194,858 shares deemed to be beneficially owned by Mr. Bayer pursuant to options exercisable within 60 days of October 19, 2000, including options which will become exercisable due to the Board of Directors' action to accelerate the vesting of all outstanding stock options in connection with the Plan. See "Possible Effects of the Approval of the Plan Upon Directors and Officers."
 (5) Includes 138,165 shares deemed to be beneficially owned by Mr. Pettini pursuant to options exercisable within 60 days of October 19, 2000, including options which will become exercisable due to the Board of Directors action to accelerate the vesting of all outstanding stock options in connection with the Plan. See "Possible Effects of the Approval of the Plan Upon Directors and Officers."
 (6) Effective as of April 1, 2000, Ms. Rice resigned from the position of Vice President, Brand Marketing and terminated her employment with the Company. All options held by Ms. Rice were terminated as of July 1, 2000.
 (7) Includes 55,143 shares deemed to be beneficially owned by Mr. Steinberg pursuant to options exercisable within 60 days of October 19, 2000, including options which will become exercisable due to the Board of Directors' action to accelerate the vesting of all outstanding stock options in connection with the Plan. Effective as of August 11, 2000, Mr. Steinberg resigned from the position of Chief Marketing Officer and terminated his employment with the Company. All options held by Mr. Steinberg will be terminated as of November 11, 2000.
 (8) Includes 678,589 shares held by Chestnut Hill Nature, LLC, a wholly-owned subsidiary of GCC Investments, LLC. Mr. Berylson is President of GCC Investments, LLC and may be deemed to share voting and investment power with respect to all shares held by Chestnut Hill Nature LLC. Mr. Berylson disclaims beneficial ownership of such shares.
 (9) Includes 1,236,674 shares held by Morgenthaler Venture Partners IV, L.P. and 8,645 shares issuable upon exercise of a warrant held by Morgenthaler Venture Partners IV, L.P. Mr. Kerman is a General Partner of Morgenthaler Management Partners IV, L.P., which is the General Partner of Morgenthaler Venture Partners IV, L.P., and may be deemed to share voting and investment power with respect to all shares held by Morgenthaler Venture Partners IV, L.P. Mr. Kerman disclaims beneficial ownership of such shares.
(10) Does not include 712,423 shares held by North Castle Partners II, L.P., 17,572 shares held by NCP Co-Investment Fund, L.P., and 20,564 shares held by NCP-MNC, L.P. Mr. Knudsen is a limited partner of NCP GP II, L.P., which is the General Partner of North Castle Partners II, L.P., and Mr. Knudsen is a Managing Director of North Castle GP II, LLC, which serves as the general partner of NCP GP II, L.P., as well as NCP-MNC, L.P. Mr. Knudsen is also a Managing Director of NCP Co-Investment G.P., LLC, which is the general partner of NCP Co-Investment Fund, L.P. Mr. Knudson does not share voting and investment power with respect to the shares held by North Castle Partners II, L.P., NCP Co-Investment Fund, L.P. and NCP-MNC, L.P.
(11) Includes 1,236,674 shares held by CMG@Ventures II, LLC and 8,645 shares issuable upon exercise of a warrant held by CMG@Ventures II, LLC. Mr. Poirier is a General Partner of CMG@Ventures III, L.P, which is an affiliate of CMG@Ventures II, LLC. Mr. Poirier may be deemed to share voting and investment power with respect to all shares held by CMG@Ventures II, LLC. Mr. Poirier disclaims beneficial ownership of such shares.
(12) Includes 8,645 shares issuable upon exercise of a warrant held by CMG@Ventures II, LLC.
(13) As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000 reflecting beneficial ownership of the Company's Common Stock as of December 31, 1999. According to the Schedule 13G, Morgenthaler Venture Partners IV, L.P. shares voting and investment power with respect to 1,245,319 shares of common stock of the Company.
(14) Includes shares held by Bessemer Venture Partners IV L.P., Bessec Ventures IV L.P., Bessemer Venture Investors L.P. and their respective partners. Includes 4,323 shares issuable upon exercise of a warrant held by Bessemer Venture Partners IV L.P. and 4,322 shares issuable upon exercise of a warrant held by Bessec Ventures IV L.P.

(15) As reported on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2000 reflecting beneficial ownership of the Company's Common Stock as of December 31, 1999. According to the Schedule 13G, Rodale Inc. has sole voting and investment power with respect to 974,044 shares of Common Stock of the Company.
(16) Includes 714,575 options and 25,935 warrants that may be exercised within 60 days of October 19, 2000, including options which will become exercisable due to the Board of Directors' action to accelerate the vesting of all outstanding stock options in connection with the Plan. See "Possible Effects of the Approval of the Plan Upon Directors and Officers."

     PROPOSAL 1--APPROVAL OF PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

General

  Our Board of Directors is proposing the Plan of Complete Liquidation and Dissolution (the "Plan") for approval by our stockholders at the Special Meeting. The Plan was adopted by the Board of Directors, subject to stockholder approval, on October 20, 2000. A copy of the Plan is attached as Exhibit A to this Proxy Statement. Certain material features of the Plan are summarized below. STOCKHOLDERS SHOULD READ THE PLAN IN ITS ENTIRETY.

  Our Board of Directors adopted resolutions dated October 20, 2000 which authorized, subject to the stockholders' approval, the orderly liquidation of the Company's assets pursuant to the Plan. The Plan provides that, if the requisite stockholder approval is received (such time of approval deemed the "Effective Date"), our officers and directors will initiate the complete liquidation and subsequent dissolution of the Company. After the Effective Date, we will not engage in any business activities except for the purpose of preserving the value of our assets, prosecuting and defending lawsuits by or against us or our subsidiaries, adjusting and winding up our business and affairs, selling and liquidating our properties and assets, including our intellectual property and other intangible assets, paying our creditors and making distributions to stockholders, in accordance with the Plan. In addition, after the Effective Date, we will file a Certificate of Dissolution with the Secretary of State of the State of Delaware.

  Our Board of Directors may, at any time, transfer to a liquidating trust our remaining assets to complete the liquidation and distribution of our assets to our stockholders pursuant to the Plan. The liquidation trust would then succeed to all of the assets, liabilities and obligations of the Company. Our Board of Directors may appoint one or more of its members or an officer of the Company to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust. Your approval of the Plan will also constitute your approval of any appointment and compensation of such trustees.

  During the liquidation of our assets, we may pay to our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan. Your approval of the Plan will constitute your approval of the payment of any such compensation.

  The following resolution will be offered at the Special Meeting:

 "RESOLVED, THAT THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION RECOMMENDED
            BY THE BOARD OF DIRECTORS BE AUTHORIZED AND APPROVED."

Background and Reasons for the Plan

 Company Background

  We are an online retail store and information site for vitamins, supplements, minerals and other natural and healthy living products. By offering approximately 18,400 products on our site, we provide one-stop shopping for customers, 24 hours a day, seven days a week. Our online store, www.MotherNature.com, offers educational and authoritative information, broad product selection, a high level of customer services, competitive pricing and easy-to-use navigation and search capabilities.

  We were incorporated in the Commonwealth of Pennsylvania in December 1995 as Mother Nature's General Store, Inc. Our founders worked for approximately three years to establish distribution channels and an online presence as a retailer of vitamins, supplements, minerals and other natural and healthy living products. During that time, we developed and managed our own Web site, built relationships with many vendors in the vitamins, supplements, minerals and natural and healthy living products industries, established our private label line and opened our first distribution and customer service center in Southampton, Pennsylvania. In early 1998, our founders sought to secure additional financing to expand our business, promote our brand, invest in infrastructure and technology improvements, and recruit a seasoned management team to develop and execute on our business model. These efforts resulted in the completion of our first round of venture capital financing in June 1998. At that time we reincorporated in the State of Delaware, changed our name to MotherNature.com, Inc. and began to recruit our current management team.

  Shortly after our new management team joined us, we launched our first major online banner campaigns, including banner and button purchases on major portals and shopping areas. In late 1998, we redesigned and launched our new Web site, which included an improved user interface, a more flexible, fully-featured database structure and enhanced integration of content and merchandise. We continued to focus on building our organization, developing our technology infrastructure, further developing and upgrading our Web site, increasing customer traffic and sales, expanding our product assortment, promoting our brand and enhancing our fulfillment and customer service operations. In early 1999, we invested in an aggressive, offline advertising campaign, supplemented by online advertising, business incentive programs, direct marketing and public relations, which successfully established brand recognition for MotherNature.com.

  As a result of these efforts our annual revenues increased from approximately $475,000 in 1998 to approximately $5.76 million in 1999. In addition, revenues for the first nine months of 2000 were approximately $10.5 million. In order to manage the increase in our site traffic and revenues, we expanded and upgraded our site, order fulfillment operations and organizational infrastructure. This expansion included enhancing the features and functions on our site, adding server and database capacity, building our internally developed order fulfillment and logistics system, and moving our order fulfillment center to a 25,000 square foot facility in Springfield, Massachusetts.

  In order to finance this rapid growth, we raised a total of $61.2 million in venture capital financing between June 1998 and May 1999 from leading firms, such as CMG@Ventures, Bessemer Venture Partners and North Castle Partners. In December 1999, we completed a public offering of 4,100,000 shares of our Common Stock, and raised approximately $53 million to further finance our activities.

  Despite the growth in revenues, the Company has continued to incur significant net losses. During 1999, we incurred a net loss of approximately $54.2 million, and for the first nine months of 2000, the net loss was approximately $32.1 million. The Company has never achieved profitability and management believes that the Company can expect to incur operating losses for the foreseeable future.

 Review of Alternatives

  In light of this situation and the declining value of comparably traded public companies, commencing in late January 2000, the Company reviewed its operations and business, and began to consider various strategic options and partnership opportunities. To this end, we retained an investment banking firm, Bear Stearns & Co., Inc. ("Bear"), to assist in connection with potential acquisition and merger opportunities, as well as to examine other financing alternatives.

  Since February 2000, Bear has conducted an aggressive, but unsuccessful campaign to find a buyer of the Company as a going concern. To date, Bear has contacted over 40 potential strategic partners, and our management has reviewed 15 of these opportunities in depth. This review included extensive legal and financial due diligence, meetings with management of the potential partners, and analysis by Bear of the opportunities presented. Representatives of eight of those companies made detailed presentations to our Board of Directors.

  While we have received several acquisition proposals, the Board of Directors has not been able to accept any transactions as being in the best interests of the Company's stockholders. Most recently, the credible offers received by the Company have provided for aggregate consideration payable to stockholders in amounts valued at less than our net asset value. Certain proposals would have required our stockholders to retain securities of potential acquirors whose future financial prospects were, themselves, uncertain and/or for which liquidity options were limited. (We also received several proposals from entities that were interested in pursuing a so-called "back-door IPO," under which the proposing company would have been merged into MotherNature, in return for the issuance to the stockholders of that business of new shares that would have constituted a substantial majority of our total shares outstanding. After consideration of the business and financial opportunities presented, the Board of Directors decided not to pursue such proposals.) Further, there were no acquisition proposals presented to the Board of Directors which management, after investigation, believed could be consummated and with respect to which Bear indicated that it could provide an opinion that the transaction would be fair to stockholders from a financial point of view.

  As factors contributing to the lack of an acceptable buyer for the Company, Bear cited to the Board of Directors the generally unfavorable market conditions for technology stocks, and, in particular, the steep decline in valuations for electronic commerce retailers. Many of our competitors have suffered steep declines in their stock prices; many Internet retailers, like the Company, are trading at values below their net asset values; and, unable to attract additional financing, some have already gone out of business. These depressed market valuations have also limited the utilization of stock by companies in our market sector as a "currency" for acquisitions and consolidation. Although the attractiveness of the Company as an acquisition target might be improved if and when the financial performance and market perception of electronic commerce retailers improve, Bear noted that the likelihood and timing of both events were difficult to predict. It also noted that, in the meantime, the Company was experiencing (and is expected to continue to experience) negative cash flows that would only further erode shareholder value.

  During the same period of time as Bear was investigating partnering and acquisition opportunities, we were also focusing on measures to achieve long-term sustained profitability for the Company. Commencing in January 2000, the Company began limiting its spending on advertising and promotions in order to focus on highly targeted marketing efforts; and, over the past nine months, the Company was able to lower its average customer acquisition costs, increase its average transaction size, and improve its gross margins on sales. However, despite these efforts and improvements, management has not seen evidence of increased customer retention--that is, the rate of customers who will continue to purchase products from the MotherNature site--which would provide a firm indication of long-term financial viability for our current business.

  In addition, in another effort to sustain our core business, we have pursued the development of a commercial services business. This initiative was focused on the creation and marketing of a web-hosting service for natural products retailers. Participating retailers would be provided with the ability to customize a homepage to include their own logo, feature their natural products philosophy, promote in-store events and specials, and highlight particular departments. In September 2000, the Company announced a partnership arrangement with a leading distributor of natural products to promote our products to the distributor's retail store customers. Though we believe that our product offering is excellent and that the distributor is a valuable partner and that the commercial services business itself could be profitable, based upon an analysis of the initial results of the partnership arrangement and a review of business prospects, the Board of Directors does not believe that the commercial services business will provide the necessary or sufficient support for the Company as a whole to maintain an ongoing profitable business.

 Conclusion of the Board of Directors

  On October 20, 2000, our Board of Directors unanimously adopted the Plan. In arriving at this conclusion, the Board considered a number of factors, including alternatives to the proposal and the future prospects of the Company, as well as the oral advice of Bear. The Board of Directors concluded that the Plan was in the best interests of the Company and our stockholders. In addition, the Board believes that distribution of our assets in liquidation could produce more value to our stockholders than if they held their shares of Common Stock because as of the date of this Proxy Statement the market value of our assets exceeds, and for some time has exceeded, the market value of our outstanding capital stock.

  Prior to and at the meeting of the Board of Directors on October 20, 2000, the Board received comparisons of the Company's net asset value to the prices at which our Common Stock was trading at different points in time and analyzed the results of management's investigation of various acquisition, investment and strategic partnering opportunities. The Board of Directors had been kept informed continuously of our business, affairs and financial condition, and since January 2000 has convened at 34 separate meetings to consider these issues. The Board has been apprised by Bear of the market values of comparable companies and the lack of prospects for MotherNature to be financed as a going concern. Accordingly, the Board of Directors determined that it would not be advisable to continue to operate the Company on an independent basis indefinitely if the potential for growth and availability of financing were so limited. Further, after significant effort, we had not been successful in identifying a buyer or strategic alliance partner acceptable to the Company. Instead the Board of Directors determined to return the cash to the stockholders to allow each stockholder to make his or its own investment decisions. Based on this information, the Board of Directors believed that distribution to the stockholders of the Company's net assets would return the greatest value to our stockholders as compared to other alternatives; and that liquidation would prevent further erosion of stockholders' equity through continuing net losses and market declines. There can be no assurance that the liquidation value per share of Common Stock in the hands of the stockholders will equal or exceed the price or prices at which the Common Stock has recently traded or may trade in the future. HOWEVER, THE BOARD OF DIRECTORS BELIEVES THAT IT IS IN THE BEST INTERESTS OF THE COMPANY AND OUR STOCKHOLDERS TO DISTRIBUTE TO THE STOCKHOLDERS THE COMPANY'S NET ASSETS PURSUANT TO THE PLAN. If the Plan is not approved by the stockholders, the Board of Directors will explore the alternatives then available for the future of MotherNature.

Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan

  There are many factors that the Company's stockholders should consider when deciding whether to vote to approve the Plan. Such factors include those set forth in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, as well as those factors set forth below.

Risks Associated with Forward Looking Statements

  This Proxy Statement contains certain forward looking statements, including statements contained under the heading "Liquidation Analysis and Estimates" below and other statements concerning the value of the Company's net assets, the liquidation value per share of Common Stock as compared to its market price absent the proposed liquidation, and the likelihood of stockholder value resulting from sale of certain of its significant assets, including its customer list. The methods used by the Board of Directors and management in estimating the value of the Company's assets do not result in an exact determination of value nor are they intended to indicate definitively the amount a stockholder will receive in liquidation. For example, the value of the Company's customer list will depend on how the list is packaged with other Company assets as well as the number of customers who "opt in" or permit the Company to transfer their private information. Our other assets, including our web site, trademark and Internet "domain name" will be difficult for the Company to convert into cash, and we can make no assurance that it will receive any material amounts in respect of such assets. No assurance can be given that the amount to be received in liquidation will equal or exceed the price or prices at which the Common Stock has recently traded or may trade in the future. Stockholders who disagree with the Board of Directors' determination that the adoption of the Plan is in the best interests of the Company and its stockholders should vote "against" approval of the Plan.

Risk of Stockholder Liability to Creditors of the Company

  If the Plan is approved by the stockholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving the Company. Pursuant to the Delaware General Corporation Law (the "DGCL"), the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against it and enabling the company gradually to close its business, to dispose of its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. Under the DGCL, in the event the Company fails to create an adequate contingency reserve for payment of its expenses and liabilities during this three-year period, each stockholder could be held liable for payment to the Company's creditors of such stockholder's pro rata share of amounts owed to creditors in excess of the contingency reserve. The liability of any stockholder would be limited to the amounts previously received by such stockholder from the Company (and from any liquidating trust or trusts). Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from the Company under the Plan. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder's repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by the Company will be adequate to cover any expenses and liabilities. However, after a review of its assets and liabilities, the Company believes that the reserves will be adequate and that a return of amounts previously distributed will not be required. See "Contingent Liabilities; Contingency Reserve; Liquidating Trust."

Personnel Risks

  The success of the Plan depends in large part upon the Company's ability to retain the services of certain of its current personnel or to attract qualified replacements for them. The retention and attraction of qualified personnel is particularly difficult under the Company's current circumstances.

Restrictions on Transfer of Shares; Closing of Stock Transfer Books

  The Company intends to close its stock transfer books and discontinue recording transfers of Common Stock at the close of business on the record date fixed by the Board for filing the Certificate of Dissolution (the "Final Record Date"). Thereafter, certificates representing the Common Stock shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the stockholders of the Company shall be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and, after the Final Record Date, any distributions made by the Company shall be made solely to the stockholders of record at the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

Risk of Delisting of the Company's Common Stock

  The Company has received a delisting notice from the Nasdaq Stock Market due to its low trading price per share. The delisting is scheduled to become effective on November 20, 2000. The Company expects that it will be unable to satisfy the requirements for continued listing of its Common Stock on the Nasdaq National Market. Moreover, rules of the Nasdaq Stock Market require that companies listed on the Nasdaq National Market continue to have an operating business. If the Company completes its plans to conclude its business activities, it will no longer have an operating business. In addition, as the Company distributes cash to its stockholders, certain other listing criteria may not be met. If Nasdaq delists the Company's Common Stock from the Nasdaq National Market, the ability of stockholders to buy and sell shares may be materially impaired.

Conflicts of Interest

  Members of the Board of Directors may be deemed to have a potential conflict of interest in recommending approval of the Plan. See "Approval of Plan of Complete Liquidation and Dissolution--Possible Effects of the Approval of the Plan Upon Directors and Officers."

Certain Information Regarding the Price of the Company's Common Stock

  The high and low sale prices of a share of Common Stock on October 19, 2000 (the date preceding the date the Plan was adopted by the Board) were $.63 and $.47, respectively.

Possible Effects of the Approval of the Plan Upon Directors and Officers

  The approval of the Plan by the stockholders may have certain effects upon the Company's officers and directors, including those set forth below:

  All of the Company's current executive officers and directors (or firms represented by such directors) hold shares of Common Stock or warrants or options to acquire shares of Common Stock. The non-employee directors (or firms represented by such directors) who voted in favor of the Plan beneficially own an aggregate of 3,905,766 shares of Common Stock.

  On October 20, 2000, the Board of Directors unanimously resolved to accelerate the vesting provisions of all outstanding stock options in conjunction with the approval of the Plan. In taking this action, the Board believed that it was in the best interests of the shareholders to provide employee-optionholders with additional incentives to maximize the value of their shareholdings as part of the liquidation of the Company. To the extent not exercised, all outstanding options granted under the Company's 1998 Stock Plan will terminate immediately prior to the Effective Date.

  Other than as set forth below, it is not currently anticipated that liquidation of the Company will result in any material increase in value to any directors who participated in the vote to adopt the Plan in respect of their shares, options or warrants.

  No current officers or directors of the Company are parties to agreements with the Company providing for compensation for a fixed term or for severance upon termination, other than Michael I. Barach, currently President and Director of the Company, Michael L. Bayer, currently Chief Financial Officer, Treasurer and Secretary of the Company and Donald J. Pettini, the current Chief Technology Officer. Under Mr. Barach's employment agreement (executed in September 1999), upon the termination of his employment, he will be entitled to receive severance of 12 months of current base salary ($250,000) paid bi-weekly, 12 months of acceleration of the vesting of all outstanding stock options, and payment of 12 months of health benefits. Under a severance agreement with Mr. Bayer, upon the termination of his employment, he will be entitled to a one-time severance payment of 12 months of current base salary ($185,000) and continuation of health benefits for a period of 12 months (or such shorter period if Mr. Bayer obtains other employment). In addition, the Company shall provide Mr. Bayer with a bonus of up to approximately $202,000 to utilize in connection with the exercise of options to purchase up to 100,456 shares of Common Stock. Last, on May 2, 2000 we loaned $125,000 to Mr. Pettini, which loan was scheduled to be forgiven ratably over a two-year period, beginning in January 2001, so long as Mr. Pettini remained as an employee. Effective upon stockholder approval of the Plan, the Board has determined to accelerate the forgiveness of the entire loan. In addition, Mr. Pettini is entitled to a severance payment of $50,000.

  The table set forth below sets forth information relating to the stock options held by Messrs. Barach, Bayer and Pettini, as well as the impact of the acceleration of vesting in connection with the Plan.

                                         Acceleration
                     Total                  Due to                     "In the
                    Options     Vested    Employment    Additional      Money"
                  Outstanding Options(1)  Agreements  Acceleration(2) Options(3)
                  ----------- ---------- ------------ --------------- ----------
Michael Barach..    326,409    227,812      56,709         41,888      326,409
Michael Bayer...    194,858     73,802           0        121,056      144,611
Donald Pettini..    138,165     54,347           0         83,818       78,671

--------
1. As of October 19, 2000.
2. Represents number of additional shares "vested" due to action of Board of Directors.
3. Aggregate number of options exercisable at prices below the estimated net proceeds available for distribution per share of $1.00. The average exercise prices of stock options held by Messrs. Barach, Bayer and Pettini are $0.40, $1.14, and $1.28, respectively.

  The Board of Directors may confer other benefits or bonuses to employees and officers of the Company, including officers who are also directors, in recognition of their services to the Company based on the performance of such employees and officers, including performance during the Company's liquidation process.

  The Plan was adopted by the unanimous vote of disinterested directors. It is not currently anticipated that the liquidation of the Company will result in any material increase in value of the shares, options or warrants held by any directors who participated in the vote on the Plan (other than the additional acceleration of options held by Mr. Barach).

Principal Provisions of the Plan

  The Company will distribute pro rata to its stockholders, in cash or in-kind, or sell or otherwise dispose of, all its property and assets. The liquidation is expected to commence as soon as practicable after approval of the Plan by the stockholders and to be concluded prior to the third anniversary thereof by a final liquidating distribution either directly to the stockholders or to one or more liquidating trusts. Any sales of the Company's assets will be made in private or public transactions and on such terms as are approved by the Board of Directors. It is not anticipated that any further votes of the Company's stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. See "Sales of the Company's Assets."

  Subject to the payment or the provision for payment of the Company's indebtedness and other obligations, the Company's cash on hand, together with the cash proceeds of any sales of the Company's other assets, will be distributed from time to time pro rata to the holders of the Common Stock. The Company intends to establish a reasonable reserve (a "Contingency Reserve") in an amount determined by the Board of Directors to be sufficient to satisfy the liabilities, expenses and obligations of the Company not otherwise paid, provided for or discharged. The net balance, if any, of any such Contingency Reserve remaining after payment, provision or discharge of all such liabilities, expenses and obligations will also be distributed to the Company's stockholders pro rata. No assurances can be given that available cash and amounts received from the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims and to make cash distributions to stockholders. The Company currently has no plans to repurchase shares of Common Stock from its stockholders. However, if the Company were to repurchase shares of Common Stock from its stockholders, such repurchases would be open market purchases and would decrease amounts distributable to other stockholders if the Company were to pay amounts in excess of the per share values distributable in respect of the shares purchased and would increase amounts distributable to other stockholders if the Company were to pay amounts less than the per share values distributable in respect of such shares. See "Liquidating Distributions; Nature; Amount; Timing" and "Contingent Liabilities; Contingency Reserve; Liquidating Trust" below.

  If deemed necessary by the Board of Directors for any reason, the Company may, from time to time, transfer any of its unsold assets to one or more trusts established for the benefit of the stockholders of the Company, which property would thereafter be sold or distributed on terms approved by its trustees. If all of the Company's assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution of the Company, the Company will transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a trust. Any of such trusts are referred to in this Proxy Statement as "liquidating trusts." Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, the Company would distribute, pro rata to the holders of its Common Stock, beneficial interests in any such liquidating trust or trusts. It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. Approval of the Plan also will constitute the approval by the Company's stockholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to "Contingent Liabilities; Contingent Reserve; Liquidating Trusts."

  The Company will close its stock transfer books and discontinue recording transfers of shares of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to a liquidating trust or
(iii) the Final Record Date, and, thereafter, certificates representing shares of Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. After the Final Record Date, the Company will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase Common Stock must exercise such instruments or rights prior to the Final Record Date. See "Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts" and "Final Record Date" below.

  Following approval of the Plan by the stockholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving the Company. See "Liquidation Analysis and Estimates" below. The dissolution of the Company will become effective, in accordance with the DGCL, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the DGCL, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized.

Abandonment; Amendment

  Under the Plan, the Board of Directors may modify, amend or abandon the Plan, notwithstanding stockholder approval, to the extent permitted by the DGCL. The Company will not amend or modify the Plan under circumstances that would require additional stockholder solicitations under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws.

Liquidating Distributions; Nature; Amount; Timing

  Although the Board of Directors has not established a firm timetable for distributions to stockholders if the Plan is approved by the stockholders, the Board of Directors intends, subject to contingencies inherent in winding up the Company's business, to make such distributions as promptly as practicable. The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to the stockholders or to a liquidating trust. As promptly as practicable after the approval of the Plan by the stockholders, the Company currently intends to distribute approximately $1.00 per share (based on 15,151,330 shares of Common Stock outstanding as of October 19, 2000 and the anticipated exercise of 649,246 options and warrants outstanding at such date with exercise prices below $1.00 per share). The proportionate interests of all of the stockholders of the Company shall be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and after such date, any distributions made by the Company shall be made solely to stockholders of record on the close of business on the Final Record Date, except to reflect permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the Plan. The actual nature, amount and timing of all distributions will be determined by the Board of Directors, in its sole discretion, and will depend in part upon the Company's ability to convert its remaining assets into cash.

  The Company does not plan to satisfy all of its liabilities and obligations prior to making distributions to its stockholders, but instead will reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See "Contingent Liabilities; Contingency Reserve; Liquidating Trust." Management and the Board of Directors believe that the Company has sufficient cash to pay its current and accrued obligations without the sale of any of its assets.

  Uncertainties as to the precise net value of the Company's non-cash assets and the ultimate amount of its liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following approval of the Plan. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while the Company does not believe that a precise estimate of those expenses can currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for the Company's obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for the Company's obligations, liabilities, expenses and claims, distributions of cash and other assets to the Company's stockholders will be reduced.

Factors to be Considered with Respect to Sale of the Company's Assets

  The sale by the Company of an appreciated asset will result in the recognition of taxable gain by the Company to the extent the fair market value of such asset exceeds the Company's tax basis in such asset. The Company's list of customers is a significant asset. Our privacy policy clearly states that we will not transfer, sell or assign our customers' information without consent. Given our privacy policy, we must seek and receive the consent of each customer whose information we wish to transfer or sell to a third party. We cannot predict the number or percentage of our customers who will permit us to transfer or sell their information. In addition, our agreement with Rodale, Inc., giving us access to Rodale's customers, its healthy living content and certain of its books, is another significant asset, which value, if any, to stockholders is uncertain.

Sales of The Company's Assets

  The Plan gives the Board of Directors the authority to sell all of the assets of the Company. As of November 8, 2000, no sale of assets has been effected pursuant to the Plan and no agreement to sell any of the assets of the Company has been reached. However, agreements for the sale of assets may be entered into prior to the Special Meeting and, if entered into, may be contingent upon the approval of the Plan at the Special Meeting. Approval of the Plan will constitute approval of any such agreements and sales. Sales of the Company's assets will be made on such terms as are approved by the Board of Directors and may be conducted by competitive bidding, public sales or privately negotiated sales. Any sales will only be made after the Board of Directors has determined that any such sale is in the best interests of the stockholders. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. The Company does not anticipate amending or supplementing the Proxy Statement to reflect any such agreement or sale, unless required by applicable law. The prices at which the Company will be able to sell its various assets will depend largely on factors beyond the Company's control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, limitations on transferability of certain assets, and the number of our customers who "opt in" or consent to the transfer of their information. In addition, the Company may not obtain as high a price for a particular asset as it might secure if the Company were not in liquidation.

Conduct of the Company Following Adoption of the Plan

  Since the adoption of the Plan by the Board of Directors, the Board of Directors and management have taken steps to reduce the Company's operations, and, upon approval of the Plan by the stockholders, terminate such operations. Management and any other continuing employees will receive compensation for the duties then being performed as determined by the Board of Directors. The Board of Directors has not established specific guidelines for determination of the compensation to be paid to management and continuing employees of the Company following approval of the Plan by the stockholders. Such compensation will be determined by evaluation of all relevant factors, including, without limitation, the efforts of such individuals in successfully implementing the Plan and a review of compensation payable to individuals exercising similar authority and bearing similar responsibilities.

  Following approval of the Plan by the Company's stockholders, the Company's activities will be limited to winding up its affairs, taking such action as may be necessary to preserve the value of its assets and distributing its assets in accordance with the Plan. The Company will seek to distribute or liquidate all of its assets in such manner and upon such terms as the Board of Directors determines to be in the best interests of the Company's stockholders.

  Following the approval of the Plan by the Company's stockholders, the Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Restated Certificate of Incorporation, as amended, and By-laws, including for actions taken in connection with the Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover the Company's indemnification obligations under the Plan.

Reporting Requirements

  Whether or not the Plan is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), even though compliance with such reporting requirements is economically burdensome. If the Plan is approved and, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities & Exchange

Commission ("SEC") from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the SEC might require.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

  Under the DGCL, the Company is required, in connection with its dissolution, to pay or provide for payment of all of its liabilities and obligations. Following approval of the Plan by the Company's stockholders, the Company will pay all expenses and fixed and other known liabilities, or set aside as a Contingency Reserve cash and other assets which it believes to be adequate for payment thereof. The Company is currently unable to estimate with precision the amount of any Contingency Reserve which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

  The actual amount of the Contingency Reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and review of the Company's estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in the Company's financial statements, and reserves for litigation expenses. There can be no assurance that the Contingency Reserve in fact will be sufficient. The Company has not made any specific provision for an increase in the amount of the Contingency Reserve. Subsequent to the establishment of the Contingency Reserve, the Company will distribute to its stockholders any portions of the Contingency Reserve which it deems no longer to be required. After the liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, the Company will distribute to its stockholders any remaining portion of the Contingency Reserve.

  If deemed necessary, appropriate or desirable by the Board of Directors for any reason, the Company may, from time to time, transfer any of its unsold assets to one or more liquidating trusts established for the benefit of the stockholders of the Company, which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of the Company and its stockholders for such assets to be distributed directly to the stockholders at such time. If all of the Company's assets (other then the Contingency Reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution the Company must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a liquidating trust. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying those liabilities of the Company, if any, assumed by the trust, to the Company's stockholders. Any liquidating trust acquiring all of the unsold assets of the Company will assume all of the liabilities and obligations of the Company and will be obligated to pay any expenses and liabilities of the Company which remain unsatisfied. If the Contingency Reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust's other unsold assets.

  The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause the Company to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of the Company's stockholders. Approval of the Plan by the stockholders will also constitute the approval by the Company's stockholders of any such appointment and any liquidating trust agreement or agreements.

  The Company has no present plans to use a liquidating trust or trusts, but the Board of Directors believes the flexibility provided by the Plan with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between the Company and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to the Company's stockholders. The transfer to the trust and distribution of interests therein to the Company's stockholders would enable the Company to divest itself of the trust property and permit the Company's stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to the Company's stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of Common Stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of Common Stock in order to receive the interests. It is further anticipated that pursuant to the trust agreements (i) a majority of the trustees would be required to be independent of the Company's management; (ii) approval of a majority of the trustees would be required to take any action; and (iii) the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

  UNDER THE DGCL, IN THE EVENT THE COMPANY FAILS TO CREATE AN ADEQUATE CONTINGENCY RESERVE FOR PAYMENT OF ITS EXPENSES AND LIABILITIES, OR SHOULD SUCH CONTINGENCY RESERVE AND THE ASSETS HELD BY THE LIQUIDATING TRUST OR TRUSTS BE EXCEEDED BY THE AMOUNT ULTIMATELY FOUND PAYABLE IN RESPECT OF EXPENSES AND LIABILITIES, EACH STOCKHOLDER COULD BE HELD LIABLE FOR THE PAYMENT TO CREDITORS OF SUCH STOCKHOLDER'S PRO RATA SHARE OF SUCH EXCESS, LIMITED TO THE AMOUNTS THERETOFORE RECEIVED BY SUCH STOCKHOLDER FROM THE COMPANY OR FROM THE LIQUIDATING TRUST OR TRUSTS.

  If the Company were held by a court to have failed to make adequate provision for its expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the liquidating trust or trusts, a creditor of the Company could seek an injunction against the making of distributions under the Plan on the ground that the amounts to be distributed were needed to provide for the payment of the Company's expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan.

Final Record Date

  The Company intends to close its stock transfer books and discontinue recording transfers of shares of Common Stock on the Final Record Date, and thereafter certificates representing shares of Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. After the Final Record Date, the Company will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of the Company's shares will occur on or after the Final Record Date. See "Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts" below. All liquidating distributions from the Company or a liquidating trust on or after the Final Record Date will be made to stockholders according to their holdings of Common Stock as of the Final Record Date. Subsequent to the Final Record Date, the Company may at its election require stockholders to surrender certificates representing their shares of the Common Stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by the Company or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder's certificate evidencing the Common Stock has been lost, stolen or destroyed, the stockholder may be required to furnish the Company with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

  The Company currently intends to close its stock transfer books on the Final Record Date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after such date.

  The Common Stock is currently listed for trading on the Nasdaq Stock Market's National Market. For continued listing, a company, among other things, must meet certain minimum requirements with respect to net tangible assets, market value of its securities held by non-affiliates, and minimum bid prices per share. The Company's Common Stock has been trading below the minimum bid price required for continued listing, and the Company cannot be sure that the bid price will rise above the required minimum bid price. In addition, a company must maintain an operating business. The Company had previously received notice that its Common Stock would be delisted from the Nasdaq National Market on November 20, 2000. The Company expects that, as a result of the prior notification from Nasdaq, as well as the cessation of its operations and the anticipated decrease in its assets resulting from distributions to its stockholders, its Common Stock will be delisted from the Nasdaq National Market not later than shortly after the approval of the Plan of Liquidation by the stockholders. Trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board". As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Common Stock. Delisting of the Common Stock may result in lower prices for the Common Stock than would otherwise prevail. In any event, the Company will close its stock transfer books upon the filing of the Certificate of Dissolution. Thereafter, the stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors' and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors, and management's estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, the Company plans to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

  As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see "Certain Federal Income Tax Consequences--The Liquidating Trust or Trusts"), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

  Under the DGCL, the stockholders of the Company are not entitled to appraisal rights for their shares of Common Stock in connection with the transactions contemplated by the Plan.

Regulatory Approvals

  No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

United States Federal Income Tax Considerations

  The following discussion is a general summary of the material United States federal income tax consequences affecting the Company's stockholders that are anticipated to result from the dissolution and liquidation of the Company. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, and foreign individuals and entities) and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

  The following discussion has no binding effect on the IRS or the courts and assumes that the Company will liquidate in accordance with the Plan in all material respects. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan, and the Company will not seek an opinion of counsel with respect to the anticipated tax treatment. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and the Company from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder's individual circumstances. This discussion does not constitute legal advice to any stockholder.

 Federal Income Taxation of the Company

  After the approval of the Plan and until the liquidation is completed, the Company will continue to be subject to federal income tax on its taxable income, if any. The Company will recognize gain or loss on sales of its assets pursuant to the Plan. Upon the distribution of any property, other than cash, to stockholders pursuant to the Plan, the Company will recognize gain or loss as if such property were sold to the stockholders at its fair market value, unless certain exceptions to the recognition of loss apply.

 Federal Income Taxation of the Stockholders

  As a result of the liquidation of the Company, for federal income tax purposes stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of any property distributed to them, and (ii) their tax basis for their shares of the Common Stock. A stockholder's tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto.

  A stockholder's gain or loss will be computed on a "per share" basis. The Company expects to make more than one liquidating distribution; each of which will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder's tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from the Company has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder's tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets. Gain resulting from distributions of cash or assets from a corporation pursuant to a plan of liquidation is, therefore, commonly capital gain rather than ordinary income. If it were to be determined that distributions made pursuant to the Plan were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates.

  Upon any distribution of property, the stockholder's tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder's future sale of that property will be measured by the difference between the stockholder's tax basis in the property at the time of such sale and the proceeds of such sale.

  After the close of its taxable year, the Company will provide stockholders and the IRS with a statement of the amount of cash distributed to the stockholders and its best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

  It is possible that the Company will have liabilities not fully covered by its Contingency Reserve for which the stockholders will be liable up to the extent of any liquidating distributions they have received. (See "Contingent Liabilities; Contingency Reserve; Liquidating Trust"). Such a liability could require a stockholder to satisfy a portion of such liability out of prior liquidating distributions received from the Company and the liquidating trust or trusts. Payments by stockholders in satisfaction of such liabilities would commonly produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

 Liquidating Trusts

  If the Company transfers assets to a liquidating trust or trusts, the Company intends to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assuming such treatment is achieved, assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for federal income tax purposes as if the stockholder had received a distribution directly from the Company. The liquidating trust or trusts themselves should not be subject to federal income tax, assuming that they are treated as liquidating trusts for federal income tax purposes. After formation of the liquidating trust or trusts, the stockholders must take into account for federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax. There can be no assurance that the liquidating trust or trusts described in the Plan will be treated as a liquidating trust or trusts for federal income tax purposes.

 Taxation of Non-United States Stockholders

  Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan.

 State and Local Tax

  The Company may be subject to liability for state or local taxes with respect to the sale of its assets. Stockholders may also be subject to state or local taxes, including with respect to liquidating distributions received by them or paid to a liquidating trust on their behalf, and with respect to any income derived by a liquidating trust. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the Plan.

THE FOREGOING SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE PLAN MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. THE COMPANY RECOMMENDS THAT EACH STOCKHOLDER CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AS WELL AS THE STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

                      LIQUIDATION ANALYSIS AND ESTIMATES

  Management of the Company has estimated and projected the following potentially realizable values for its assets, estimated liabilities and estimated costs of liquidation after the Company ceases operations on or around November 30, 2000. There can be no assurance, however, that the Company will be able to dispose of any of the assets below for or within the indicated values for any of its assets, and the Company has not sought independent appraisals for any of the assets.

                                                                        (in
                                                                     thousands)
                                                                     ----------
ESTIMATED VALUES OF ASSETS OF THE COMPANY
  Cash and cash equivalents........................................   $21,500
  Accounts receivable(a)...........................................       100
  Inventories(b)...................................................       200
  Property, plant, and equipment(c)................................       400
  Intangible assets(d).............................................       --
  Intellectual property(e).........................................       --
                                                                      -------
  Total assets(f)..................................................   $22,200

ESTIMATED LIABILITIES OF THE COMPANY
  Amounts payable to vendors.......................................   $   700
  Accrued expenses, including payroll and other employee expenses..     2,100
  Severance costs..................................................     1,300
  Amounts payable under operating leases...........................       500
  Amounts payable under capital leases.............................       200
  Other liabilities................................................       600
                                                                      -------
  Total estimated liabilities......................................   $ 5,400

ESTIMATED OPERATING COSTS DURING LIQUIDATION
  Payroll and benefits for liquidation personnel...................   $   400
  Insurance, utilities and facility costs..........................       200
  Legal, audit and other professional fees.........................       400
                                                                      -------
  Total estimated operating costs..................................   $ 1,000

ESTIMATED NET PROCEEDS AVAILABLE FOR DISTRIBUTION TO SHAREHOLDERS..   $15,800

ESTIMATED NET PROCEEDS AVAILABLE FOR DISTRIBUTION PER OUTSTANDING
COMMON SHARE(g)....................................................   $  1.00

--------
NOTES:
(a) Accounts receivable represent amounts collectible under merchant card agreements.

(b) Inventories remaining at the Effective Date will be subject to sale at distressed values, if at all.
(c) Property, plant, and equipment consists primarily of computer and office equipment; leasehold improvements; and software licenses. The transferability of software licenses after the adoption of the Plan is likely to be limited or disallowed under those license agreements.
(d) Intangible assets consist exclusively of the book value of certain content, advertising, and other rights the Company has received pursuant to a license agreement from Rodale. The transferability of these rights are limited pursuant to the term of the license agreement, and, accordingly no value has been assigned in these calculations.
(e) The Company's intellectual property, including the url www.mothernature.com, the software code which makes up the Company's web site, the content wholly developed by or licensed by the Company, and the Company's customer list, may be sold to one or more interested parties. The Company's technology is largely proprietary, and there are strict limits as to the disposition of the Company's customer list with respect to the Company's obligations to its customers under its stated privacy policy. Given these factors, there can be no assurance that the Company will realize any proceeds from a sale; as such, no amounts have been included in the Estimated Proceeds calculations.
(f) The Company is actively attempting to sell its intangible assets and intellectual property. For each $158,000 in proceeds received from such sales, the amounts available for distribution to stockholders will increase by approximately $.01 per share.
(g) Based upon 15,151,330 shares of Common Stock outstanding, and 649,246 shares of Common Stock expected to be issued upon the exercise of outstanding warrants and options.

  THE METHODS USED BY THE BOARD OF DIRECTORS AND MANAGEMENT IN ESTIMATING THE VALUES OF THE COMPANY'S ASSETS ARE INEXACT AND MAY NOT APPROXIMATE VALUES ACTUALLY REALIZED. THE BOARD OF DIRECTORS' ASSESSMENT ASSUMES THAT THE ESTIMATES OF THE COMPANY'S LIABILITIES AND OPERATING COSTS ARE ACCURATE, BUT THOSE ESTIMATES ARE SUBJECT TO NUMEROUS UNCERTAINTIES BEYOND THE COMPANY'S CONTROL AND ALSO DO NOT REFLECT ANY CONTINGENT LIABILITIES THAT MAY MATERIALIZE. FOR ALL THESE REASONS, THERE CAN BE NO ASSURANCE THAT THE ACTUAL NET PROCEEDS DISTRIBUTED TO SHAREHOLDERS IN LIQUIDATION MAY NOT BE SIGNIFICANTLY LESS THAN THE ESTIMATED AMOUNT SHOWN. MOREOVER, NO ASSURANCE CAN BE GIVEN THAT ANY AMOUNTS TO BE RECEIVED BY THE COMPANY'S STOCKHOLDERS IN LIQUIDATION WILL EQUAL OR EXCEED THE PRICE OR PRICES AT WHICH THE COMMON STOCK HAS RECENTLY TRADED OR MAY TRADE IN THE FUTURE.

Vote Required and Board Recommendation

  The approval of the Plan of Liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Members of the Board of Directors and the executive officers of the Company who hold (or are deemed to hold) an aggregate of 4,028,703 shares of Common Stock (approximately 27% of the outstanding shares of Common Stock as of October 19, 2000) have indicated that they will vote in favor of the proposal.

  THE BOARD BELIEVES THAT THE PLAN OF LIQUIDATION IS IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's 1999 Annual Report to Stockholders, which includes the full text of the Company's Annual Report on Form 10-K, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, are incorporated herein by reference.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting or any adjournment or postponement thereof shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to MotherNature.com, Inc., One Concord Farms, 490 Virginia Road, Concord, MA 01742, Attention: Michael I. Barach, President.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                          By Order of the Board of Directors,

                                          Michael L. Bayer,
                                          Chief Financial Officer, Treasurer
                                           and Secretary

                                 EXHIBIT INDEX

                                                                           Page
  Exhibit                                                                 Number
  -------                                                                 ------
 Exhibit A Plan of Complete Liquidation and Dissolution.................   A-1

                                                                      EXHIBIT A

                 PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                                      OF
                            MOTHERNATURE.COM, INC.

  This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to accomplish the complete liquidation and dissolution of MotherNature.com, Inc., a Delaware corporation ( the "Company"), in accordance with the Delaware General Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

    1. The Board of Directors of the Company (the "Board of Directors') has adopted this Plan and called a meeting (the "Meeting") of the Company's stockholders (the "Stockholders") to take action on the Plan. If Stockholders holding a majority of the Company's outstanding common stock, par value $.01 per share (the "Common Stock"), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the Stockholders may approve the Plan if the Meeting is adjourned to a later date (the "Adoption Date").

    2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

    3. From and after the Adoption Date, the Company shall complete the following corporate actions:

      (a) The Company shall determine whether and when to (i) transfer the Company's property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to
    Section 6 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders, without any further vote or action by the Company's stockholders. The Company's assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

      (b) The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

      (c) The Company shall distribute pro rata to the Stockholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 6 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the "Contingency Reserve") to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company's property and assets, of the collection and defense of the Company's property and assets, and the liquidation and dissolution provided for in this Plan.

    4. The distributions to the Stockholders pursuant to Section 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees ("Satisfactory Evidence and Indemnity"). As a condition to receipt of any final distribution to the Stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the Delaware General Corporation Law (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assingable or transferable on the books of the Company except by will, intestate succession, or operation of law.

    5. If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

    6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company's assets to the Stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Stockholders (the "Trustees"), under a liquidating trust (the "Trust'), any assets of the Company which are (i) not reasonably susceptible to distribution to the Stockholders, including without limitation non-cash assets and assets held on behalf of the Stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

    7. Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company prior to December 31, 2003 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6.

    8. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the "Certificate of Dissolution") in accordance with the Delaware General Corporation Laws.

    9. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

    10. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

    11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's stockholders of the payment of any such compensation.

    12. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligation hereunder.

    13. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the Delaware General Corporation Law.

    14. The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

                                  APPENDIX 1

                            MOTHERNATURE.COM, INC.

                   Proxy for Special Meeting of Stockholders

                               November 30, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints MICHAEL I. BARACH and MICHAEL L. BAYER, and each or both of them, proxies, with full power of substitution to vote all shares of stock of MotherNature.com, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on Thursday, November 30, 2000, at 9:30 a.m. Boston time, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts, 02110, and at any adjournments thereof, upon matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement dated November 8, 2000, a copy of which has been received by the undersigned.

                                                                         -------
                                                                           SEE
                                                                         REVERSE
                                                                           SIDE
                                                                         -------
             CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

[X] Please mark your vote as indicated in this example.

1.  To approve the Plan of Complete Liquidation and Dissolution.

           FOR          AGAINST            ABSTAIN

           [_]            [_]                [_]


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE, OR OTHERWISE PROVIDE YOUR PROXY BY TELEPHONE OR THE INTERNET.

                                                          MARK HERE
                                                          FOR ADDRESS     [_]
                                                          CHANGE AND
                                                          NOTE AT LEFT

                                    (Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.)

                                    Signature:__________________________________
                                    Date________________________________________
                                    Signature:__________________________________
                                    Date________________________________________

                                  APPENDIX 2


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To MotherNature.com, Inc.:

We have audited the accompanying balance sheets of MotherNature.com, Inc. (a Delaware corporation) as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MotherNature.com, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



Boston, Massachusetts
February 11, 2000

                                   APPENDIX 3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the application of our report dated February 11, 2000 in Mothernature.com, Inc.'s annual report to shareholders incorporated by reference in this proxy statement to the heading included herein and labeled 'Proposal 1 - Approval of Plan of Complete Liquidation and Dissolution.' It should be noted that we have performed no audit procedures subsequent to February 11, 2000, the date of our report. Furthermore, we have not audited any financial statements of Mothernature.com, Inc as of any date or for any period subsequent to December 31, 1999 (date of audited financial statements included in annual report to shareholders).


                                         /s/  Arthur Andersen LLP
                                         ------------------------------
                                         Arthur Andersen LLP

Boston, Massachusetts
November 8, 2000